                                 EXHIBIT 10.24
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Portions of this Exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked by [****], have been seperately filed with Commission.

                              LICENSE AGREEMENT

         This Agreement is made and entered into this _____ day December, 1996 (the Effective Date), by and between CHILDREN'S MEDICAL CENTER CORPORATION, a corporation duly organized and existing under the laws of the Commonwealth of Massachusetts and having its principal office at 300 Longwood Avenue, Boston, Massachusetts, 02115, U.S.A. (hereinafter referred to as CMCC), and ENTREMED, INC., a corporation duly organized under the laws of Maryland and having its principal office at 9610 Medical Center Drive, Suite 200, Rockville, MD 20850 (hereinafter referred to as LICENSEE).

                                   WITNESSETH

         WHEREAS, CMCC is the owner of certain "Patent Rights" (as later defined herein) relating to CMCC Case No. 474, "Endostatin, An Inhibitor of Angiogenesis" (US. Patent Applications listed in Exhibit A attached hereto) and has the right to grant licenses under said Patent Rights;

         WHEREAS, CMCC desires to have the Patent Rights utilized in the public interest and is willing to grant a license thereunder;

         WHEREAS, LICENSEE has represented to CMCC, to induce CMCC to enter into this Agreement, that LICENSEE is capable of the development, production, manufacture, marketing and sale of products similar to the "Licensed Product(s)" (as later defined herein) and/or the use of the "Licensed Process(es)" (as later defined herein) and that it shall commit itself to a thorough, vigorous and diligent program of exploiting the Patent Rights so that public utilization shall result therefrom; and

         WHEREAS, LICENSEE desires to obtain a license under the Patent Rights upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein, the parties hereto agree as follows:





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                            ARTICLE I - DEFINITIONS

         For the purpose of this Agreement, the following words and phrases shall have the following meanings:

1.1 "LICENSEE" shall mean EntreMed, Inc. and any Subsidiary or joint venture of EntreMed, Inc.

1.2 "Sublicensee" shall mean any corporation, partnership or business organization which is not controlled directly or indirectly by LICENSEE but to whom LICENSEE transfers know-how, rights or products to enable said party to sell Licensed Products and/or Licensed Processes.

1.3 "Subsidiary" shall mean any corporation, company or other entity more than fifty percent (50%) of whose voting stock is owned or controlled directly or indirectly by LICENSEE

1.4 "Patent Rights" shall mean all of the following CMCC intellectual property:

         1.4.1. The United States and foreign patents and/or patent applications listed in AppendixEA;

         1.4.2. United States and foreign patents issued from the applications listed in Appendix A and from divisionals and continuations of these applications;

         1.4.3. Claims of U.S. and foreign continuation-in-part applications, and of the resulting patents, which are directed to subject matter specifically described in the U.S. and foreign applications listed in Appendix A;

         1.4.4. Claims of all later filed foreign patent applications, and of the resulting patents, which are directed to subject matter specifically described in the United States patent and/or patent applications described in (a), (b), or (c) above;

         1.4.5.  Any reissues of United States patents described in (a), (b),
                 (c), or (d) above.





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1.5      A "Licensed Product" shall mean any product or part thereof which:

         1.5.1. Is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Patent Rights in the country in which any Licensed Product is made, used, or sold;

         1.5.2. Is manufactured by using a process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Patent Rights in the country in which any Licensed Process is used or in which the Licensed Product is used or sold.

1.6 A "Licensed Process" shall mean any process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Patent Rights.

1.7 "Net Sales" shall mean the gross amount invoiced for all sales of Licensed Products by LICENSEE, its Subsidiaries or its Sublicensees less:

         1.7.1. trade, quantity and cash discounts, allowed, incurred or actually taken;

         1.7.2. sales taxes directly related to the sale to the extent included in the gross invoice price;

         1.7.3. the portion of freight, postage and shipping insurance expenses paid by LICENSEE;

         1.7.4. value added tax, sales or turnover tax, or excise taxes or duties which are included in said invoiced amount;

         1.7.5. rebates accrued, incurred or paid to Federal Medicaid or State Medicare and amounts exactly repaid or credited by reason of rejections or the return of Licensed Products (due to recalls, dating or other reasons) and retroactive deductions; and

         1.7.6. cost of export licenses and any taxes, fees or other charges associated with the exportation or importation of Licensed Products.





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         1.7.7   No deductions shall be made for commissions paid to
                 individuals employed by LICENSEE and on its payroll, or for the cost of collections.

         1.7.8 Licensed Products shall be considered "sold" when billed out or invoiced.

                         ARTICLE II - GRANT OF LICENSE

2.1 CMCC hereby grants to LICENSEE the exclusive worldwide right and license to make, have made, use, lease and sell the Licensed Products, and to practice the Licensed Processes to the end of the term for which the Patent Rights are granted unless sooner terminated according to the terms hereof. CMCC shall retain a royalty-free, nonexclusive, irrevocable license to practice the Patent Rights for research purposes only.

2.2 LICENSEE agrees that it will use its best efforts to manufacture substantially in the United States the Licensed Products leased or sold in the United States.

2.3 To establish exclusivity for LICENSEE, CMCC hereby agrees that it shall not grant any other license to make, have made, use, lease and/or sell Licensed Products or to utilize Licensed Processes during the period of time in which this Agreement is in effect.

2.4 LICENSEE shall have the right to enter into sublicensing agreements for the rights, privileges, and licenses granted hereunder. Such sublicenses will expire upon the expiration of LICENSEE's rights granted herein.





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2.5      LICENSEE agrees that any sublicense granted by it shall provide that the obligations to CMCC of Articles II, V, VII, VIII, IX, X, XII, XIII, and XV of this Agreement shall be binding upon the sublicensee as if it were a party to this Agreement. LICENSEE further agrees to attach copies of these Articles to sublicense agreements. Further, LICENSEE hereby agrees that every sublicensing agreement to which it shall be a party and which shall relate to the rights, privileges and license granted hereunder shall contain a statement setting forth the event or date upon which LICENSEE'S exclusive rights, privileges and license hereunder shall terminate.

2.6 LICENSEE agrees to forward to CMCC a copy of any and all fully executed sublicense agreements, and further agrees to forward to CMCC annually a copy of such reports received by LICENSEE from its sublicensees during the preceding twelve (12) month period under the sublicenses as shall be pertinent to a royalty accounting under said sublicense agreements.

2.7 LICENSEE shall not receive from sublicensees anything of value in lieu of cash payments based upon payment obligations of any sublicense under this Agreement, without the express prior written permission of CMCC.

2.8 The license granted hereunder shall not be construed to confer any rights upon LICENSEE by implication, estoppel or otherwise as to any technology not specifically set forth in Appendix A hereof.

2.9 LICENSEE agrees, to the best of its ability, to adhere to Public Laws 96-517 and 98-620.


                          ARTICLE III - DUE DILIGENCE


3.1 LICENSEE shall use its best efforts to bring one or more Licensed Products or Licensed Processes to market through a thorough, vigorous and diligent program for exploitation of the Patent Rights. Thereafter, LICENSEE agrees that until expiration or termination of this Agreement, LICENSEE shall continue active and diligent efforts to keep Licensed Products and/or Licensed Processes reasonably available to the public. CMCC agrees that LICENSEE





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         shall have complete control of all regulatory submissions of Licensed
         Products to the appropriate regulatory agencies worldwide. In the event LICENSEE decides not to exploit a licensed Patent Right, it shall promptly inform CMCC in writing and shall surrender to CMCC its license to that Patent Right. Only one payment will be made for each of the milestones recited under 3.1.1, 3.1.2, 3.1.3 and 3.1.4. Due diligence shall be demonstrated by attaining the following milestones:

         3.1.1 -within 5 years of the Effective Date, the filing of an IND in the U.S. for a Licensed Product by LICENSEE;

         3.1.2 -within 6.5 years of the Effective Date, the initiation of Phase II trials of a Licensed Product;

         3.1.3 -within 8.5 years of the Effective Date, the initiation of Phase III trials of a Licensed Product; and

         3.1.4 -within 11 years of the Effective Date, the submission of an NDA or similar application to gain regulatory approval for the marketing of a Licensed Product; and by continuing sponsorship of related preclinical studies at Children's Hospital, if appropriate.

3.2      LICENSEE acknowledges that, prior to attaining the first milestone of
         3.1.1 above, additional activities must be undertaken including but not limited to: 1) development of a plan describing the scientific and technical goals to be accomplished prior to attaining the milestone of 3.1.1 and allocation the LICENSEE resources, either internal or contracted, that will be applied in accomplishing those goals, 2) confirmation of the antitumor activity of one or more Licensed Products in one or more animal models, 3) development of processes for manufacturing one or more Licensed Products on a scale capable of producing sufficient material for testing and evaluation,
         4) conduct of preclinical toxicology and pharmacology studies, and 4) determination of whether Licensee or a sublicense will be initiating clinical trials. Licensee agrees to keep CMCC reasonable informed of the additional activities by preparing at least annually a





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         written summary of the  activities planned and completed and by holding on at least annually a meeting with CMCC representatives to review progress to date.

3.3 LICENSEE acknowledges that the primary objective of CMCC in entering this License Agreement is to promote the development and marketing of Licensed Products and Processes for the public good. To this end, CMCC shall have the right to terminate this Agreement pursuant to Paragraph
         13.3 below if LICENSEE fails to attain any of the above milestones for more than six (6) months after the milestone time period because of business circustances such as merger, acquisition or the like. However, if LICENSEE can demonstrate to the satisfaction of CMCC, at CMCC's sole discretion, that circumstances beyond LICENSEE's control precluded LICENSEE from fulfilling its diligence obligations, and that it is unlikely that any third party could overcome these circumstances better than LICENSEE, then CMCC shall not exercise its termination rights under this Article for one year from the date on which CMCC give notice of termination and if LICENSEE reestablishes diligence towards it objectives during this one year period, any prior lack of diligence will be deemed cured.

                      ARTICLE IV - PAYMENTS AND ROYALTIES

4.1 For the rights, privileges and license granted hereunder, LICENSEE shall pay to CMCC in the manner hereinafter provided to the end of the term of the Patent Rights or until this Agreement shall be terminated as hereinafter provided, whether the milestones are achieved under the sponsorship of LICENSEE or a sublicensee, the following milestone payments totaling $1,000,000 (one million dollars):

         4.1.1 -$50,000 (fifty thousand dollars) due four (4) months from the date of execution of this Agreement;

         4.1.2 -$100,000 (one hundred thousand dollars) due upon initiation of the first Phase I/II IND (Investigational New Drug application) clinical trials for any indication;

         4.1.3 -$350,000 (three hundred and fifty thousand dollars) due upon completion of a Phase II clinical trials for any indication; and

         4.1.4 -$500,000 (five hundred thousand dollars) due upon submission of a PLA (Product License Application) or NDA (New Drug Application) for any indication.





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The information below marked by [****] has been omitted pursuant to a request for confidential treatment. The omitted portion has been seperately filed with the Commission.

4.2 A royalty based on the Net Sales Price of the Licensed Products or Licensed Processes used, leased or sold by LICENSEE or a joint venture in which LICENSEE is involved, which said royalty shall be [****] of Net Sales Price.

4.3 Where sublicenses have been granted or strategic partnerships entered into, EntreMed shall pay to CMCC [****] of any and all sublicensing payments. Sublicensing payments are defined as any and all payments made to EntreMed by the Sublicensee or strategic partner except for payments to support research and development conducted by EntreMed, for purchases of equity or for payments for goods and services. EntreMed shall pay to CMCC [****] of the royalty income paid to EntreMed up to $100,000,000 of cumulative Net Sales of the Licensed Product and, after $100,000,000 of cumulative Net Sales, EntreMed shall pay to CMCC [****] of royalty payments to EntreMed from the Sublicensee with a minimum of [****] of net sales of the Licensed Product made by the Sublicensee.

4.4 No multiple royalties shall be payable because any Licensed Product, its manufacture, use, lease or sale are or shall be covered by more than one Patent Rights Patent Application or Patent Rights Patent licensed under this Agreement.

4.5 Royalty payments shall be paid in United States dollars in Boston, Massachusetts, or at such other place as CMCC may reasonably designate consistent with the laws and regulations controlling in any foreign country. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at the Bank of Boston on the last business day of the calendar quarterly reporting period to which such royalty payments relate.

                        ARTICLE V -- REPORTS AND RECORDS

5.1 LICENSEE shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to CMCC hereunder. Said books of account shall be kept at LICENSEE's principal place of business or the principal place of business of the appropriate Division of





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         LICENSEE to which this Agreement relates. Said books and the supporting data shall be open at all reasonable times for five (5) years following the end of the calendar year to which they pertain, to the inspection of CMCC or its agents for the purpose of verifying LICENSEE's royalty statement or compliance in other respects with this Agreement. CMCC can request auditing of said books and supporting data no more than once each calendar year.

5.2. LICENSEE, within forty-five (45) days after the initial sale or sublicense of the product on March 31, June 30, September 30 and December 31, of each year, shall deliver to CMCC true and accurate reports, giving such particulars of the business conducted by LICENSEE and its sublicensees during the preceding three month period under this Agreement as shall be pertinent to a royalty accounting hereunder. These shall include at least the following:

         5.2.1   Number of Licensed Products manufactured and sold.

         5.2.2   Total billings for Licensed Products sold.

         5.2.3   Accounting for all Licensed Products used or sold.

         5.2.4   Deductions applicable as provided in Paragraph 1.7

         5.2.5   Total royalties due.

         5.2.6   Names and addresses of all sublicensees of LICENSEE.

5.3 With each such report submitted, LICENSEE shall pay to CMCC the royalties due and payable under this Agreement. If no royalties shall be due after the initial sublicense agreement or sale, LICENSEE shall so report. On or before the ninetieth (90th) day following the close of LICENSEE's fiscal year, LICENSEE shall provide CMCC with LICENSEE's certified financial statements for the preceding fiscal year including, at a minimum, a Balance Sheet and an Operating Statement.

5.4 The royalty payments set forth in this Agreement shall, if overdue, bear interest until payment at a per annum rate of two percent (2%) above the prime rate in effect at the Bank of Boston on the due date. The payment of such interest shall not foreclose CMCC from exercising any other rights it may have as a consequence of the lateness of any payment.





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                        ARTICLE VI -- PATENT PROSECUTION

6.1 CMCC and LICENSEE shall apply for, seek prompt issuance of, and maintain during the term of this Agreement the Patent Rights set forth in Appendix A. The prosecution, filing and maintenance of all Patent Rights Patents and Applications shall be the primary responsibility of LICENSEE; with appropriate and timely review and approval by CMCC. LICENSEE shall solicit CMCC's comment prior to any significant actions required during filing, prosecution, and maintenance and provide CMCC with drafts of proposed actions and responses in advance and file copies after the action is completed. If CMCC elects to consult with patent attorneys more than is considered necessary and reasonable by LICENSEE, such consultation shall be at CMCCGs expense.

6.2 Payment of all fees and costs relating to the filing, prosecution, and maintenance of the Patent Rights shall be the responsibility of LICENSEE, whether such fees and costs were incurred before or after the date of this Agreement.

                           ARTICLE VII - INFRINGEMENT

7.1 LICENSEE shall inform CMCC promptly in writing of any alleged infringement of the Patent Rights by a third party and of any available evidence thereof.

7.2 If at any time during the term of this Agreement, LICENSEE furnishes to CMCC reasonably convincing written evidence of an infringement of a patent included in the Patent Rights covering the Inventions which adversely and substantially affects the commercial operations of LICENSEE in the country where the infringement of the patent is occurring, under the license granted hereunder, and CMCC shall within three (3) months after receipt of such evidence (the three month period) fail to cause such infringement to terminate or to bring a suit or action to compel termination, then payment of one half (1/2) the royalties and one half (1/2) minimum amounts which are earned and payable to CMCC on Net Sales by licensee or sublicensees under Article IV hereof shall be waived in the country of the infringement, so long as such infringement continues; provided, however, that such royalties and minimum amounts shall not be waived so long as at least one suit or action is being prosecuted by CMCC for infringement of a patent in the country in which the infringement of the patent is occurring, covering the





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         Inventions.  In no event shall such waiver of royalties and minimum amounts exceed 50% of the royalties and minimum amounts payable hereunder.

7.3 If after the three month period, CMCC fails to cause such infringement to terminate or to bring a suit or action to compel termination, LICENSEE shall have the right, but not the obligation, to bring such suit or action to compel termination at LICENSEE's expense. CMCC independently shall have the right to join any such suit or action
         brought by LICENSEE and, in such  event.   No settlement, consent
         judgment or other voluntary final disposition of the suit may be entered into without the consent of CMCC which consent shall not
         unreasonably be withheld.   Any damages recovered by suit or action
         shall be first used to reimburse each party hereto for the cost of such suit or action (including attorney's fees) actually paid by each party hereto as the case may be, then to reimburse CMCC for any royalties and minimum royalties waived under this Section 7.3 and the residue, if any, shall be belong to the party responsible for the prosecution of the suit.

7.4 In the event that LICENSEE shall undertake the enforcement and/or defense of the Patent Rights by litigation, LICENSEE may withhold up to fifty percent (50%) of the royalties otherwise thereafter due CMCC hereunder and apply the same toward reimbursement of its expenses, including reasonable attorneys' fees, in connection therewith. Any recovery of damages by LICENSEE for any such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of LICENSEE relating to the suit, next toward reimbursement of CMCC for any royalties past due or withheld and applied pursuant to this
         Article VII, and to royalties due to CMCC for infringing sales as if sales had been made by LICENSEE. The balance remaining from any such recovery shall belong to LICENSEE.

7.5 In the event that a declaratory judgment action alleging invalidity or non-infringement of any of the Patent Rights shall be brought against LICENSEE, CMCC, at its option, shall have the right, within thirty
         (30) days after commencement of such action, to intervene and take over the sole defense of the action at its own expense.





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7.6      If, for any reason, LICENSEE should choose not undertake the enforcement and/or defense of the Patent Rights by litigation after the three month period, CMCC shall have the right, but not the obligation, to prosecute, at its own expense, any such infringements of the Patent Rights and, in furtherance of such right, CMCC hereby agrees that LICENSEE may join CMCC as a party plaintiff in any such suit, without expense to LICENSEE. The total cost of any such infringement action commenced or defended solely by CMCC shall be borne by CMCC and CMCC shall keep any recovery or damages for past infringement derived therefrom.

7.7 In any infringement suit as either party may institute to enforce the Patent Rights pursuant to this Agreement, the other party hereto shall, at the request and the expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

7.8 LICENSEE, during the period of this Agreement, shall have the sole right in accordance with the terms and conditions herein to sublicense any alleged infringer for future use of the Patent Rights.

        ARTICLE VIII - INDEMNIFICATION, PRODUCT LIABILITY AND INSURANCE

8.1.     Indemnification

         8.1.1 LICENSEE shall indemnify, defend and hold harmless CMCC and its trustees, officers, medical and professional staff, employees, and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss or expense (including reasonable attorney's fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising out of any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning any product, process or service made, used or sold pursuant to any right or license granted under this Agreement.





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         8.1.2   LICENSEE's indemnification under (a) above shall not apply to any liability, damage, loss or expense to the extent that it is directly attributable to the negligent activities, reckless misconduct or intentional misconduct of the Indemnitees.

         8.1.3 LICENSEE agrees, at its own expense, to provide attorneys reasonably acceptable to CMCC to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

         8.1.4 CMCC shall indemnify, defend and hold harmless Licensee for any damage, loss or expense to the extent that it is directly attributable to the negligent activities, reckless misconduct, or intentional misconduct of the employees or subcontractors of CMCC.

         8.1.5 This Section 8.1 shall survive expiration or termination of this Agreement.

8.2.     Insurance

         8.2.1 Beginning at the time as any such product, process or service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by LICENSEE or by a sublicensee, affiliate or agent of LICENSEE, LICENSEE shall, at its sole cost and expense, procure and maintain comprehensive general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate and naming the Indemnitees as additional insureds. Such comprehensive general liability insurance shall provide

                 8.2.1.1  product liability coverage and

                 8.2.1.2 broad form contractual liability coverage for LICENSEE's indemnification under Section 8.1 of this Agreement. If LICENSEE elects to selfinsure all or part of the limits described





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                          above (including deductibles or retentions which are
                          in excess of $250,000 annual aggregate) such self-insurance program must be acceptable to the CMCC and the Risk Management Foundation of the Harvard Medical Institutions, Inc. The minimum amount of insurance coverage required under this Section 8.2 shall not be construed to create a limit of LICENSEE's liability with respect to its indemnification under Section 8.1 of this Agreement.

         8.2.2 LICENSEE shall provide CMCC with written evidence of such insurance upon request of CMCC. LICENSEE shall provide CMCC with written notice at lease forty-five (45) days prior to any material change in such insurance. If the insurnace is canceled and if LICENSEE does not obtain replacement insurance providing comparable coverage within such forty-five (45) day period, CMCC shall have the right to terminate this Agreement effective at the end of such forty-five (45) day period after providing notice of CMCC's intent to do so.

         8.2.3 LICENSEE shall maintain such comprehensive general liability insurance during

                 8.2.3.1 the period that any such product, process or service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by LICENSEE or by a sublicensee, affiliate or agent of LICENSEE, and

                 8.2.3.2  a reasonable period after the period referred to in
                          8.2.3.1 above which in no event shall be less than five (5) years.

         8.2.4 This ARTICLE 8.2 shall survive expiration or termination of this Agreement.





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                         ARTICLE IX -- EXPORT CONTROLS

         It is understood that CMCC is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the Export Administration Act of 1979), and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. CMCC neither represents that a license shall not be required nor that, if required, it shall be issued.

                         ARTICLE X -- NON-USE OF NAMES

         LICENSEE shall not use the names of the Children's Medical Center Corporation nor of any of its employees, nor any adaptation thereof, in any advertising, promotional or sales literature without prior written consent obtained from CMCC in each case except that LICENSEE may state that it is licensed by CMCC under one or more of the patents and/or applications comprising the Patent Rights, and LICENSEE may comply with disclosure requirements of all applicable laws relating to its business, including United States and state security laws.

                            ARTICLE XI -- ASSIGNMENT

         Subject to the restrictions set forth herein, this Agreement, and each and every provision hereof, shall be binding upon and shall inure to the benefit of the parties, their respective successors, successors-in-title, heirs and assigns, and each and every successor-in-interest to any party, whether such successor acquires such interest by way of gift, inheritance, purchase, foreclosure, or by any other method, shall hold such interest subject to all the terms and provisions of this Agreement; provided however that LICENSEE shall not assign or transfer the whole or any part of this Agreement or its rights hereunder without the express written agreement of CMCC which agreement shall not be unreasonably withheld.





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                           ARTICLE XII -- ARBITRATION

12.1 Any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement, which have not been resolved by good faith negotiations between the parties, shall be resolved by final and binding arbitration in Boston, Massachusetts, under patent arbitration rules of the American Arbitration Association then obtaining. The arbitrators shall have no power to add to, subtract from or modify any of the terms or conditions of this Agreement. Any award rendered in such arbitration may be enforced by either party in either the courts of the Commonwealth of Massachusetts or in the United States District Court for the District of Massachusetts, to whose jurisdiction for such purposes CMCC and LICENSEE each hereby irrevocably consents and submits.

12.2 Notwithstanding the foregoing, nothing in this Article shall be construed to waive any rights or timely performance of any obligations existing under this Agreement.

                      ARTICLE XIII -- TERM AND TERMINATION

13.1 Unless earlier terminated as hereinafter provided, this Agreement shall remain in full force and effect for the life of the last to expire patent issued under the Patent Rights.

13.2 If LICENSEE shall cease to carry on its business, this Agreement shall terminate upon notice by CMCC.

13.3 Should LICENSEE fail to pay CMCC royalties due and payable hereunder, CMCC shall have the right to terminate this Agreement on sixty (60) days' notice, unless LICENSEE shall pay CMCC within the sixty (60) day period, all such royalties and interest due and payable. Upon the expiration of the sixty (60) day period, if LICENSEE shall not have paid all such royalties and interest due and payable, the rights, privileges and license granted hereunder shall terminate.

13.4 Upon any material breach or default of this Agreement by LICENSEE, other than those occurrences set out in Paragraphs 13.2 and 13.3 herein above, which shall always take precedence in that order over any material breach or default referred to in this Paragraph 13.3, CMCC shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder by ninety
         (90) days' notice to LICENSEE. Such termination shall become effective unless LICENSEE shall have cured any such breach or default prior to the expiration of the ninety (90) day period.

13.5 LICENSEE shall have the right to terminate this Agreement at any time on six (6) months' notice to CMCC, and upon payment of all amounts due CMCC through the effective date of termination.

13.6 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. LICENSEE and any sublicensee thereof may, however, after the effective date of such termination, sell all Licensed Products, and complete Licensed Products in the process of manufacture at the time of such termination and sell the same, provided that LICENSEE shall pay to CMCC the royalties thereon as required by Article IV of this Agreement and shall submit the reports required by Article V hereof on the sales of Licensed Products.

13.7 CMCC agrees that if LICENSEE has provided to CMCC notice that LICENSEE has granted a sublicense to a sublicensee under this Agreement, then in the event CMCC terminates this Agreement for any reason, CMCC shall provide to such sublicensee no less than thirty (30) days prior to the effective date of said termination, written notice of said termination at the address specified by LICENSEE to CMCC in LICENSEE's notice to CMCC under Article XIV. CMCC agrees that upon the sublicensee's notice as described below and provided the sublicensee is not in breach of its sublicense, CMCC shall grant to such sublicensee license rights and terms equivalent to the sublicense rights and terms which the sublicense shall have granted to said sublicensee; provided that the sublicensee shall remain a sublicensee under this Agreement for a period of at least sixty (60) days following receipt of notice from CMCC. Sublicenses shall during said sixty (60) day period provide to CMCC notice wherein the sublicensee;

         13.7.1 reaffirms the terms and conditions of this Agreement as it relates to the rights the sublicensee has been granted under the sublicense;

         13.7.2 agrees to abide by all of the terms and conditions of this Agreement applicable to sublicensees and to discharge directly all pertinent obligations of LICENSEE which LICENSEE is obligated hereunder to discharge excluding any financial obligations; and

         13.7.3 acknowledges that CMCC shall have no obligations to the sublicensee other than its obligations set forth in this Agreement with regard to LICENSEE.


           ARTICLE XIV -- PAYMENTS, NOTICES, AND OTHER COMMUNICATIONS

Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of the mailing if sent to such party by certified first class mail, postage prepaid, addressed to it at its address below or as it shall designate by written notice given to the other party:

In the case of CMCC:

         Director, Technology Transfer Office
         Office of Research Administration
         THE CHILDREN'S HOSPITAL
         300 Longwood Avenue
         Boston, MA 02115

In the case of LICENSEE:

         John W. Holaday, Ph.D.
         Chief Executive Officer
         ENTREMED, INC.
         9610 Medical Center Drive, Suite 200
         Rockville, MD 20850

With copy to:

         James Dean Johnson, Ph.D.
         JONES & ASKEW
         37th Floor
         191 Peachtree Street
         Atlanta, GA 30303

                     ARTICLE XV -- MISCELLANEOUS PROVISIONS

15.1 This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Massachusetts, U.S.A., except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

15.2 The parties hereto acknowledge that this Agreement sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

15.3 The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

15.4 LICENSEE agrees to mark the Licensed Products sold in the United States with all applicable United States patent numbers. All Licensed Products shipped to or sold in other countries shall be marked in such a manner as to conform with the patent laws and practice of the country of manufacture or sale.

15.5 The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

         IN WITNESS WHEREOF this Agreement has been executed in duplicate on behalf of the parties hereto by their respective authorized officers as of the date first written above.

CHILDREN'S MEDICAL CENTER CORPORATION

Name     /s/  William New
         ---------------------------------------

Title    Vice President, Research Administration
         ---------------------------------------

Date     Novmeber 29, 1996

ENTREMED, INC.

Name     /s/ John W. Holaday, PhD.
         ---------------------------------------

Title    Chairman, CEO and President

Date     December 5, 1996

                                  Appendix A


CMCC No.:     474
Inventors:    J. Folkman, M. O'Reilly
Title:        Endostatin: an Endogenous Inhibitor of Angiogenesis and Tumor
              Growth
Filings:

Country          Date Filed       Serial No.       Type             Jones and Askew Ref. No.
-------          ----------       ----------       ----             ------------------------
USA              10/23/95         60/005,835       Provsnl          05213-0220P
USA              8/2/96           tbd              Provsnl          05213-0221P
USA              10/22/96         tbd              Parent           05213-0223
PCT              10/22/96         tbd              Internatl        05213-0223WP





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